SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549




                            FORM 11-K
                          ANNUAL REPORT
                 Pursuant to Section 15(d) of the
                 Securities Exchange Act of 1934









(Mark One):

 X ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED].
     For the fiscal year ended December 31, 1995

                                OR

     TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED].
     For the transition period from _______ to _______

Commission File number 33-55403

     A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                          Virginia Power
                   Hourly Employee Savings Plan

     B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:



                     DOMINION RESOURCES, INC.
                          P.O. Box 26532
                       901 East Byrd Street
                  Richmond, Virginia 23261-6532

                         VIRGINIA POWER
                  HOURLY EMPLOYEE SAVINGS PLAN

                      FINANCIAL STATEMENTS

                       TABLE OF CONTENTS


                                                       Pages

Independent Auditors' Report                                F-2

Financial Statements:

     Statements of Net Assets Available for Plan
      Benefits as of December 31, 1995 and 1994             F-3 - F-4

     Statements of Changes in Net Assets Available
      for Plan Benefits for the Years Ended
      December 31, 1995, 1994 and 1993                      F-5 - F-7

     Notes to Financial Statements                          F-8 - F-11

Supplemental Schedules:

     Item 27a - Schedule of Assets Held for Investment
      Purposes                                                   F-12

     Item 27d - Schedule of Reportable Transactions              F-13


Schedules Omitted:

The following schedules are omitted because of the absence of the conditions under which they are required, or because the required information is included in the financial statements or notes thereto:

                    Schedules I, II and III.















INDEPENDENT AUDITORS' REPORT

To the Organization and Compensation Committee of the Board of Directors of Dominion Resources, Inc.

We have audited the accompanying financial statements of the Virginia Power Hourly Employee Savings Plan as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, listed in the Table of Contents on page F-1. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1995 and 1994, and the changes in net assets available for plan benefits for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedules of 1) assets held for investment purposes as of December 31, 1995 and 2) reportable transactions for the year ended December 31, 1995 are presented for purposes of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These schedules are the responsibility of the Plan's management. Such schedules have been subjected to the auditing procedures applied in our audit of the basic 1995 financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.


Deloitte & Touche LLP
Richmond, Virginia
June 18, 1996










                                           VIRGINIA POWER
                                    HOURLY EMPLOYEE SAVINGS PLAN
                        STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS
                                         DECEMBER 31, 1995
                                     Supplemental Information by Fund
                                                                                     NonParticipant
                                                     Participant Directed            Directed
                                           Dominion                                  Dominion
                                        Resources, Inc. Interest                     Resources, Inc.
                                        Common Stock     Bearing         Loan        Common Stock
                            Total          Fund           Fund           Fund          Fund
ASSETS
Investments in securities:
 Dominion Resources, Inc.,
 1,669,762 shares of common
 stock at market value
 (cost $57,550,808)         $68,877,678 $33,453,889                                 $35,423,789

Common Trust Fund
 (Cost $11,952,317)          13,725,090                 $13,725,090

Total investments in
securities                   82,602,768  33,453,889      13,725,090                  35,423,789

Loans to participants at
face value                    1,147,921                                $ 1,147,921

Temporary cash investments
 at cost (approximates
 market value)                  860,047      13,089        833,099                       13,859

U.S.Treasury Bill at market
 value (cost $3,058,919)      3,100,670                  3,100,670

Cash                             14,347       5,956          2,084                        6,307

Contributions receivable          7,544       3,150          2,015                        2,379

Interfund receivable (payable)               (6,457)       (11,589)         28,901      (10,855)

Interest receivable               8,438          56          8,322                           60

Other receivables                12,107      12,107
  Total                     $87,753,842 $33,481,790    $17,659,691      $ 1,176,822 $35,435,539

LIBILITIES AND NET ASSETS
AVAILABLE FOR PLAN BENEFITS

Distribution payable to
 participants               $   148,614 $    54,992    $    35,439                  $    58,183

Other liabilities                14,175      14,155             20

Net assets available for
 Plan benefits               87,591,053  33,412,643    $17,624,232        1,176,822  35,377,356
    Total                   $87,753,842 $33,481,790    $17,659,691      $ 1,176,822 $35,435,539

The accompanying notes are an integral part of the financial statements.

                                           VIRGINIA POWER
                                    HOURLY EMPLOYEE SAVINGS PLAN
                        STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS
                                         DECEMBER 31, 1994
                                             Supplemental Information by Fund
                                                                                       NonParticipant
                                                         Participant Directed          Directed
                                           Dominion                                    Dominion
                                           Resources, Inc. Interest                    Resources, Inc.
                                           Common Stock    Bearing        Loan         Common Stock
                                  Total    Fund            Fund           Fund         Fund
ASSETS
Investments in securities:
 Dominion Resources, Inc.,
 1,417,906 shares of common
 stock at market value
 (cost $49,369,999)            $51,044,616 $25,445,741                                 $25,598,875

Common Trust Fund
 (Cost $10,780,297)             11,657,980                  $11,657,980

U.S.Treasury Notes at market
 value (cost $3,841,105)         3,663,426                    3,663,426
Total investments in
securities                      66,366,022  25,445,741       15,321,406                 25,598,875

Loans to participants at face
value                            1,408,249                                $1,408,249

Temporary cash investments
 at cost (approximates
 market value)                   1,757,191     681,653         389,783                     685,755

Cash                                15,618       6,451           2,677                       6,490

Contributions receivable             7,326       3,102           1,983                       2,241

Interfund receivable (payable)                  23,455           3,673       (50,306)       23,178

Interest receivable                 62,058          51          61,955                          52

Other receivables                      612         102             510
  Total                        $69,617,076 $26,160,555     $15,781,987    $1,357,943   $26,316,591

LIBILITIES AND NET ASSETS
AVAILABLE FOR PLAN BENEFITS

Distribution payable to
 participants                  $    89,215 $    40,286     $    10,682                 $    38,247

Other liabilities                      152         152

Net assets available for
 Plan benefits                  69,527,709  26,120,117      15,771,305     1,357,943    26,278,344
   Total                       $69,617,076 $26,160,555     $15,781,987    $1,357,943   $26,316,591

The accompanying notes are an integral part of the financial statements.


                                           VIRGINIA POWER
                                    HOURLY EMPLOYEE SAVINGS PLAN
                   STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
                                FOR THE YEAR ENDED DECEMBER 31, 1995
                                        Supplemental Information by Fund
                                                                                         NonParticipant
                                                       Participant Directed              Directed
                                           Dominion                                      Dominion
                                           Resources, Inc. Interest                      Resources, Inc.
                                           Common Stock    Bearing        Loan           Common Stock
                                  Total    Fund            Fund           Fund           Fund
Investment income:
 Dividends                    $ 4,012,680  $ 1,987,079                                   $ 2,025,601
 Interest                         285,800       11,370     $   194,558    $   71,773           8,099
   Total investment income      4,298,480    1,998,449         194,558        71,773       2,033,700

Realized gain (loss)              718,240      331,178          41,814                       345,248

Unrealized appreciation
 (depreciation)                 8,284,039    2,483,215         425,710                     5,375,114
Contributions:
 Participants                   6,814,194    4,178,032       2,636,162
 Participating companies        3,144,158                                                  3,144,158
   Total additions             23,259,111    8,990,874       3,298,244        71,773      10,898,220

Distributions to participants   4,784,785    1,666,976       1,334,716        19,371       1,763,722

Administrative expense             85,552       23,276          35,609         2,940          23,727

Transfer of participants'
 assets from the Plan to
 the Dominion Resources
 Employee Savings Plan            325,430      146,033          24,765                       154,632

Interfund transfers, net                      (137,937)         50,227       230,583        (142,873)
   Total deductions             5,195,767    1,698,348       1,445,317       252,894       1,799,208

     Net increase (decrease)   18,063,344    7,292,526       1,852,927      (181,121)      9,099,012

Net assets available for
 Plan benefits:

Beginning of year              69,527,709   26,120,117     15,771,305      1,357,943      26,278,344
End of year                   $87,591,053  $33,412,643    $17,624,232     $1,176,822     $35,377,356

The accompanying notes are an integral part of the financial statements.



                                           VIRGINIA POWER
                                    HOURLY EMPLOYEE SAVINGS PLAN

                   STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
                                FOR THE YEAR ENDED DECEMBER 31, 1994

                                      Supplemental Information by Fund
                                                                                     NonParticipant
                                                  Participant Directed               Directed
                                           Dominion                                  Dominion
                                           Resources, Inc. Interest                  Resources, Inc.
                                           Common Stock    Bearing         Loan      Common Stock
                              Total          Fund          Fund            Fund      Fund
Investment income:
 Dividends                    $ 3,630,373  $ 1,790,137                               $ 1,840,236
 Interest                         379,276        6,652     $   279,845   $   89,074        3,705
   Total investment income      4,009,649    1,796,789         279,845       89,074    1,843,941

Realized (loss)                (1,799,289)   (856,875)         (43,397)                 (899,017)

Unrealized appreciation
 (depreciation)               (11,569,787) (6,174,924)         641,744                (6,036,607)
Contributions:
 Participants                   6,766,781   4,138,907        2,627,874
 Participating companies        2,975,733                                              2,975,733
   Total additions                383,087  (1,096,103)       3,506,066       89,074   (2,115,950)

Distributions to participants   5,071,563   1,827,334        1,471,226       38,282    1,734,721

Administrative expense             72,343      20,097           28,787        2,800       20,659

Transfer of participants'
 assets from the Plan to
 the Dominion Resources
 Employee Savings Plan          8,319,378   3,222,444       1,855,098                  3,241,836

Interfund transfers, net                     (806,706)        737,505       220,962     (151,761)
   Total deductions            13,463,284   4,263,169       4,092,616       262,044    4,845,455

     Net (decrease)           (13,080,197) (5,359,272)       (586,550)     (172,970)  (6,961,405)

Net assets available for
 Plan benefits:

Beginning of year              82,607,906  31,479,389      16,357,855     1,530,913   33,239,749
End of year                   $69,527,709 $26,120,11      $15,771,305    $1,357,943  $26,278,344

The accompanying notes are an integral part of the financial statements.

                          VIRGINIA POWER
                   HOURLY EMPLOYEE SAVINGS PLAN

  STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
               FOR THE YEAR ENDED DECEMBER 31, 1993


                                   Supplemental Information by Fund
                                              Dominion
                                           Resources, Inc.  Interest
                                            Common Stock    Bearing      Loan
                                 Total        Fund           Fund        Fund
Investment income:
 Dividends                    $ 3,337,125  $ 3,337,125
 Interest                         534,129        3,440  $   427,885 $   102,804
   Total investment income      3,871,254    3,340,565      427,885     102,804

Realized gain (loss)              551,595      589,059      (37,464)

Unrealized appreciation         7,583,495    7,536,720       46,775

Contributions:
 Participants                   6,667,504   3,938,924     2,728,580
 Participating companies        2,646,269   2,646,269

   Total additions             21,320,117  18,051,537     3,165,776     102,804

Distributions to
 participants                   4,371,250   3,182,285     1,188,965

Administrative expense             89,654      53,363        33,110       3,181

Transfer of participants'
 assets from the Plan to
 the Dominion Resources
 Employee Savings Plan          1,839,714   1,616,697       223,017

Interfund transfers, net                     (430,296)      616,379    (186,083)
   Total deductions             6,300,618   4,422,049     2,061,471    (182,902)

     Net increase              15,019,499  13,629,488     1,104,305     285,706

Net assets available for
 Plan benefits:

Beginning of year              67,588,407  51,089,650    15,253,550   1,245,207
End of year                   $82,607,906 $64,719,138   $16,357,855  $1,530,913


The accompanying notes are an integral part of the financial statements.


                         VIRGINIA POWER
                  HOURLY EMPLOYEE SAVINGS PLAN
                 NOTES TO FINANCIAL STATEMENTS

1.  Summary of Significant Accounting Policies

General:

Dominion Resources, Inc. ("Dominion Resources), offers its common stock to participants in the Virginia Power Hourly Employee Savings Plan (the Plan). Virginia Electric and Power Company (Virginia Power), a wholly-owned subsidiary of Dominion Resources, is the designated Plan sponsor, fiduciary and administrator. The Plan financial statements are prepared using the accrual basis of accounting.

For additional information concerning the Plan, see Plan documents.

Investment Income:

Dividend income is recognized on the ex-dividend date.

Investment Valuations:

Investments in securities traded on a national securities exchange are stated at the last reported sales price on the last working day of each month (the valuation date). Investments in bank common trust funds (funds) are stated at estimated fair values, which have been determined based on the unit values of the funds. Unit values are determined by the bank sponsoring such funds by dividing the fund's net assets by its units outstanding at the valuation dates.

Distributions:

Distributions from the Plan are recorded on the valuation date of the month in which a participant terminated employment, retired, or submitted a valid withdrawal request.

Distributions Payable:

In 1993, the Plan changed its method of accounting for distributions payable to comply with the 1993 AICPA Audit and Accounting Guide, Audits of Employee Benefit Plans. The new guidance requires that distributions payable to persons who have withdrawn from participation in a defined contribution plan be disclosed in the footnotes to the financial statements rather than be recorded as a liability of the Plan. As of December 31, 1995 and 1994, respectively net assets available for benefits included benefits of $71,746 and $220,632 due to participants who have withdrawn from participation in the Plan.

2.  Plan Participants

Any subsidiary of Dominion Resources may become a party to the Plan by adopting the Plan for the benefit of its qualifying hourly employees subject to approval of the Board of Directors of Dominion Resources. All Dominion Resources' subsidiaries comprise the Plan's Participating Companies.

There were 3,297 and 3,265 participants in the Plan as of December 31, 1995 and 1994, respectively.

3.  Contributions

Under the terms of the Plan, participants may make contributions to the Plan under the Regular Option and the Savings Plus Option. The Regular Option allows participants to make after-tax contributions to the Plan. The Savings Plus Option allows participants to contribute to the Plan with before-tax dollars.

A maximum of 16% of the participant's eligible earnings can be invested in the Plan. Of this 16% up to 10% can be invested on a tax-deferred basis under the Savings Plus Option. The Participating Companies contribute a matching amount equivalent to 50% of each participant's contributions, not to exceed 3% of the participant's eligible earnings, which is used to purchase Dominion Resources common stock.

4. Vesting Provisions

Participants become vested in their own contributions immediately and in the Participating Companies' matching contributions at the earlier of (a) the beginning of the third year following the year in which the contribution was made or (b) the date the participant completes five years of service with the Company. Matching contributions vest immediately for participants aged 55 or older.

5. Forfeiture Provisions

Participating Companies' contributions and related earnings, which participants forfeit as a result of withdrawing their contributions prior to vesting, are applied to reduce future Participating Companies' contributions. Such forfeitures amounted to $11,759, $14,265, and $44,029 for the years ended December 31, 1995, 1994, and 1993, respectively.

6. Investment Options

The Plan provides for two investment options which include the Dominion Resources Common Stock Fund (Stock Fund) and the Interest Bearing Fund. The Interest Bearing Fund investments include securities of the United States government and other highly rated securities. Participants may elect to have 50% of their contributions invested in each of the Funds or to have 100% invested in either Fund.

7. Income Taxes

The Plan is a qualified employee's profit sharing trust under Sections 401(a) and 401(k) of the Internal Revenue Code and, as such, is exempt from Federal income taxes under Section 501(a). Pursuant to Section 402(a) of the Internal Revenue Code, a participant is not taxed on the income and contributions allocated to the participant's account until such time as the participant or the participant's beneficiaries receive distributions from the Plan.

The Plan obtained its latest determination letter on November 9, 1993, in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Plan's financial statements.

8. Trustee

Virginia Power has entered into a Trust Agreement with Signet Trust Company with respect to the Dominion Resources, Inc. Common Stock Fund. NationsBank serves as Trustee of the Plan with respect to the Interest Bearing Fund.

9. Loans to Participants

Participants are eligible to secure loans against their Plan assets. The maximum loan amount is the lesser of:

     .    50% of the vested account balance

     . $50,000 (reduced by the maximum outstanding loan balance during the prior twelve months)


The loans are interest-bearing at one percentage point above the prime rate of interest. The rate is determined every quarter, however, the rate is fixed at the inception of the loan for the life of the loan.

Participants make repayments to the Plan on a monthly basis. Any defaults in loans result in a reclassification of the remaining loan balances as taxable distributions to the participants.

10. Right to Terminate

Virginia Power reserves the right to terminate the Plan by action of its Board of Directors. No termination of the Plan may retroactively diminish any participant's interest in the Plan or prejudice the accrued rights thereunder. In the event of termination of the Plan, no part of the Plan assets or any participant's interest in the Plan will revert to Participating Companies.

11. Unrealized Appreciation (Depreciation)

For 1993 through 1995, the net change in unrealized appreciation
(depreciation) on investments was as follows:

                                  1995           1994               1993

Investments at Fair Value as
 Determined by Quoted Market
 Price:

   Common Stock                 $7,858,329     $(12,211,531)    $7,536,720
 U.S. Treasury Bill                 21,285                0              0
 U.S. Treasury Notes                     0         (410,716)         8,629
                                 7,879,614      (12,622,247)     7,545,349

Investments at Estimated Fair
 Value:

   Bank Common Trust Funds         404,425        1,052,460         38,146
                                $8,284,039     $(11,569,787)    $7,583,495





12. Realized Gains and Losses on Dispositions

Proceeds from dispositions are reported net of any brokerage or other fees. Realized gains and losses on dispositions are recognized and measured using the carrying values for each transaction.


                                    1995          1994      1993

Investments at Fair Value
 as Determined by Quoted
 Market Price:

   Common Stock                    $676,426  $(1,755,892) $589,059
   U.S. Treasury Notes               41,814      (71,154)  (85,688)
                                    718,240   (1,827,046)  503,371
Investments at Estimated
 Fair Value:

   Bank Common Trust Funds                        27,757    48,224
                                    $718,240 $(1,799,289) $551,595


13. Investments Exceeding 5% of Net Assets

The following table represents the fair value of investments at each year end with investments exceeding 5% of the Plan's net assets shown separately:


                                      1995                   1994

Investments at Fair Value as
Determined by Quoted Market
Price:

  Common Stock
    DRI Common Stock               $68,877,678            $51,044,616
  U.S. Treasury Bill                 3,100,670                      0
  U.S. Treasury Notes                        0              3,663,426
                                    71,978,348             54,708,042

Investments at Estimated Fair
Value:
  Bank Common Trust Funds
   NationsBank Employee Benefit
     Stable Capital Fund            13,725,090             11,657,980
  Money Market                         860,047              1,757,191
                                   $86,563,485            $68,123,213



14. Subsequent Event

Effective June 1, 1996, Mellon Bank will become Trustee of the Plan. The investment options will increase from 2 to 8, and the combined total of employee pretax and after-tax contributions may be from 2% to 17%. The Company match will continue to be made in Dominion Resources common stock.

                              VIRGINIA POWER
                      HOURLY EMPLOYEE SAVINGS PLAN

              SUPPLEMENTAL SCEDULE AS OF DECEMBER 31, 1995
       ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES




                                                              Current
Description                              Cost                  Value

Cash                               $    14,347            $    14,347

Temporary cash investments:
Virtus Money Market Fund II             28,519                 28,519
Nations Cash Reserves
 Capital Class                         831,528                831,528

Total temporary cash investments       860,047                860,047

United States Treasury Bill
DTD 01/01/96 due 04/04/96            3,058,919              3,100,670

Dominion Resources Common Stock     57,550,808             68,877,678

NationsBank Employee Benefit Stable
Capital Fund (Collective Funds)     11,952,317             13,725,090


Participant Loans bearing interest
from 7.5% to 9.5% with maturities
ranging from 30 months to 48 months  1,147,921              1,147,921

Total Assets Held For Investment   $74,584,359            $87,725,753




                             VIRGINIA POWER
                      HOURLY EMPLOYEE SAVINGS PLAN

              SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31, 1995
             ITEM 27d - SCHEDULE OF REPORTABLE TRANSACTIONS



The Virginia Power Hourly Employee Savings Plan assets are combined with the assets of the Dominion Resources, Inc. Employee Savings Plan in a master trust for investment purposes. Such schedules report the 5% transactions which transpired in 1995 for this master trust and were filed in paper format as Exhibit 99(iv).








                                   F-13